UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2024

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 31, 2024, Mustang Bio, Inc. (the “Company”) entered into an At the Market Offering Agreement (the “Offering Agreement”) with H.C. Wainwright & Co. LLC (the “Manager”) under which the Company may offer and sell, from time to time at its sole discretion, shares of its common stock (“Common Stock”), par value $0.0001 per share (the “Shares”), through or to the Manager. The offer and sale, if any, of Shares by the Company under the Offering Agreement is subject to the effectiveness of the Company’s shelf registration statement on Form S-3 (File No. 333-279891), dated May 31, 2024 (the “Registration Statement”), and filed with the Securities and Exchange Commission (the “SEC”) on such date under the Securities Act of 1933, as amended (the “Securities Act”). As a result of the application of General Instruction I.B.6. of Form S-3, the Company will be eligible to sell up to a maximum of $5,600,000 of its Shares under the Offering Agreement.

Under the Offering Agreement, the Manager may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act. The Manager will use commercially reasonable efforts to sell the Shares from time to time, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay the Manager a commission of 3.0% of the gross proceeds from the sales of Shares sold through the Manager under the Offering Agreement and has provided the Manager with customary indemnification and contribution rights. The Company will also reimburse the Manager for certain expenses incurred in connection with the Offering Agreement. The Company and the Manager may each terminate the Sales Agreement at any time upon specified prior written notice.

The Company is not obligated to make any sales of Shares under the Offering Agreement. No assurance can be given that the Company will sell any Shares under the Offering Agreement, or, if it does, as to the price or amount of Shares that it sells or the dates when such sales will take place. The offering of Shares pursuant to the Offering Agreement will terminate upon the earlier of (i) the sale of all Shares subject to the Offering Agreement or (ii) the termination of the Offering Agreement in accordance with its terms.

The foregoing summary of the Offering Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Offering Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares, nor shall there be any sale of such Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The provisions of the Offering Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Offering Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s public filings with the SEC.

Item 1.02.	Termination of a Material Definitive Agreement.

On May 31, 2024, the Company delivered notice to B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.), Cantor Fitzgerald & Co., and the Manager (collectively, the “Agents”) to terminate its At Market Issuance Sales Agreement, dated July 27, 2018, as amended on July 20, 2020, December 31, 2020, and April 14, 2023 (collectively, the “Sales Agreement”), with the Agents. Termination of the Sales Agreement is effective June 5, 2024, pursuant to Section 13(b) of the Sales Agreement.

Pursuant to the terms of the Sales Agreement, the Company could issue and sell, from time to time through or to the Agents, shares of its Common Stock, having an aggregate offering price of up to $100,000,000, subject to the limitations of Instruction I.B.6 of Form S-3. As a result of the termination of the Sales Agreement, the Company will not issue or sell any additional Shares under the Sales Agreement.

Summaries of the material terms and conditions of the Sales Agreement may be found in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 27, 2018, July 24, 2020, December 31, 2020, and April 20, 2023 (collectively, the “Sales Agreement Current Reports”). The description of the Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement and amendments thereto, copies of which are filed as exhibits to the Sales Agreement Current Reports.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	At the Market Offering Agreement, dated May 31, 2024, by and between Mustang Bio, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 of the Registrant’s Registration Statement on Form S-3 (File No. 333-279891) filed with the SEC on May 31, 2024)
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
(Registrant)
Date: June 6, 2024
	By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President and Chief Executive Officer